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                                                                      Exhibit 11

                   ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                              For the Year Ended
                                                             ---------------------------------------------------
                                                              July 31, 1999     July 31, 2000     July 31, 2001
                                                             ---------------   ---------------   ---------------
COMPUTATION OF NET LOSS PER SHARE
         Net loss                                                  ($ 7,591)         ($17,138)         ($12,784)
                                                             ==============    ==============    ==============

 WEIGHTED AVERAGE NUMBER OF SHARES OF
    COMMON STOCK OUTSTANDING                                         47,467            56,851            71,180
                                                             ==============    ==============    ==============

BASIC LOSS PER COMMON SHARE                                        ($  0.16)         ($  0.30)         ($  0.18)
                                                             ==============    ==============    ==============

COMPUTATION OF DILUTED LOSS PER SHARE
   Net loss                                                        ($ 7,591)         ($17,138)         ($12,784)
   Dividends not incurred upon assumed conversion of
     convertible preferred stock                                         70               431               458
                                                             --------------    --------------    --------------
   Net loss applicable to common stockholders
     used for computation                                          ($ 7,521)         ($16,707)         ($12,326)
                                                             ==============    ==============    ==============

   Weighted average number of shares of common
     stock outstanding                                               47,467            56,851            71,180

   Weighted average incremental shares outstanding
     upon assumed conversion of options and warrants                  4,272             5,083             2,777

   Weighted average incremental shares outstanding
     upon assumed conversion of convertible preferred stock             264             2,808            17,868
                                                             --------------    --------------    --------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                        52,003            64,742            91,825
                                                             ==============    ==============    ==============

                                                             ==============    ==============    ==============
DILUTED LOSS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT                                                 ($  0.14)         ($  0.26)         ($  0.13)
                                                             ==============    ==============    ==============


(a) This calculation is submitted in accordance with Item 601 (b) (11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.